                                                     File No. 33-______________

      As filed with the Securities and Exchange Commission on February 22, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         FIRST MISSISSIPPI CORPORATION
               (Exact name of issuer as specified in its charter)


            MISSISSIPPI                               64-0354930
       (State of Incorporation)                  (I.R.S. Employer ID Number)

           700 NORTH STREET
         JACKSON, MISSISSIPPI                           39202
(Address of Principal Executive Offices)              (Zip Code)


                       FIRST MISSISSIPPI CORPORATION 1988
                            LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                          JAMES L. MCARTHUR, SECRETARY
                         FIRST MISSISSIPPI CORPORATION
                                 P. O. BOX 1249
                        JACKSON, MISSISSIPPI  39215-1249
                                 (601) 948-7550
           (Name, address and telephone number of agent for service)


- --------------------------------------------------------------------------------

                              CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------


Title of                Amount         Proposed                    Proposed Maxi-          Amount of
Securities to            to be         Maximum Offering            mum Aggregate           Registration
be Registered         Registered       Price Per Share(1)          Offering Price          Fee
================================================================================================================
Common Stock              1,000        Issuable upon               Not Applicable          Not Applicable
par value $1.00        shares(2)       conversion
- ----------------------------------------------------------------------------------------------------------------
1994-1 Series             1,000        Issuable upon               Not Applicable          Not Applicable
Convertible            shares(2)       conversion
Preferred Stock
- ----------------------------------------------------------------------------------------------------------------
1994-1 Series        $   21,312.50     100% of face                $   21,312.50           $  7.35*
Convertible                            amount
Subordinated
Debentures
================================================================================================================

(1) Estimated solely for calculation of the registration fee pursuant to Rule 457(i).

(2) Subject to anti-dilution increases permitted by Rule 416.

*   Minimum fee of $100 has been wire transferred.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference

             The following documents filed with the Commission by First Mississippi Corporation (the "Company") are incorporated herein by reference:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994; (2) the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1994 and December 31, 1994; (3) the description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A filed on November 19, 1974, as amended by Item 4 of the Company's Current Report on Form 8-K for the month of November 1975, Part II, Item 4 of its Quarterly Report on Form 10-Q for the quarter ended September 30, 1981,
Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, and Item 5 of the Company's Current Report on Form 8-K, dated as of February 28, 1989; (4) Item 5 of the Company's Current Report on Form 8-K, dated as of November 14, 1991; and by any other reports filed to update the Form 8-A, including Quarterly Reports on Form 10-Q describing various series of the Company's Preferred Stock authorized for issuance under the Company's 1980 and 1988 Long-Term Incentive Plans (the "1980 Plan," the "1988 Plan" or, collectively, the "Plans") and described in Item 4 below. All documents filed hereafter by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.  Description of Securities

             See Item 3 for description of Common Stock (including any provision of the Company's Articles of Incorporation or Bylaws having an effect on a change of control of the Registrant).

NOTE: Each series of debentures and Preferred Stock described below, other than the 1994-1 series of debentures and Preferred Stock, has been registered under a previously filed Registration Statement relating to the Company's 1980 or 1988 Long-Term Incentive Plan, as amended. All existing series of debentures and all existing series of Preferred Stock created for issuance under either of such Plans must be described in the Prospectus used in connection with this Registration Statement, so the following composite description of all such series is also being used in this Registration Statement instead of preparing a separate description covering only the series of debentures and Preferred Stock being registered hereby.

                              1980 Plan Debentures

             The Company has created a total of twelve series of debentures for issuance pursuant to debenture options under the 1980 Plan, which have been designated as the Company's 1982-A Series Convertible Subordinated Debentures (the "1982-A Series Debentures"), 1982-B Series Convertible Subordinated Debentures (the "1982-B Series Debentures"), 1982-C Series Convertible Subordinated Debentures (the "1982-C Series Debentures"), 1982-D Series Convertible Subordinated Debentures (the "1982-D Series Debentures"), 1983-A Series Convertible Subordinated Debentures (the "1983-A Series Debentures"), 1984-A Series Convertible Subordinated Debentures (the "1984-A Series Debentures"), 1984-B Series Convertible Subordinated Debentures (the "1984-B Series Debentures"), 1985-A Series Convertible Subordinated Debentures (the "1985-A Series Debentures"), 1986-A Series Convertible Subordinated Debentures (the "1986-A Series Debentures"), 1987-A Series Convertible Subordinated Debentures (the "1987-A Series Debentures"), 1988-A Series Convertible Subordinated Debentures (the "1988-A Series Debentures"), and the 1989-A Series Convertible Subordinated Debentures (the "1989-A Series Debentures"). These twelve debenture series will sometimes be referred to collectively as the "1980 Plan Debentures," and except as otherwise indicated, are subject to the same terms and conditions. The 1984-A Series (with face values in multiples of $50), 1985-A Series, 1986-A Series, 1987-A Series, 1988-A Series and 1989-A
Series Debentures have been created for issuance pursuant to regular debenture options; the other six series have been created for issuance pursuant to special debenture options and therefore have certain provisions based on the provisions initially prescribed in the stock options converted into these special debenture options. The Company has authorized the issuance, pursuant to the exercise of debenture options, of an aggregate principal amount of $314,175 of 1982-A Series Debentures, $1,232,200 of 1982-B Series Debentures, $251,075 of 1982-C Series Debentures, $105,125 of 1982-D Series Debentures, $653,437.50 of 1983-A Series Debentures, $1,296,750 of 1984-A Series
Debentures, $47,500 of 1984-B Series Debentures, $953,018.75 of 1985-A Series Debentures, $1,145,625 of 1986-A Series Debentures, $1,400,437.50 of 1987-A
Series Debentures, $2,486,250 of 1988-A Series Debentures and $1,802,500 of 1989-A Series Debentures. The total amount of 1980 Plan Debentures available for exercise or conversion, or both, as of December 31, 1994 were:

                                                               Amount Exercised
Debenture Series               Amount Outstanding              but not Converted
- ----------------               ------------------              -----------------
     1985-A                      $  260,625.00                  $  34,750.00
     1986-A                         235,000.00                          0.00
     1987-A                         721,875.00                     28,875.00
     1988-A                       1,593,750.00                    430,312.50
     1989-A                         857,500.00                    542,500.00

The 1984-A Series Debentures are governed by an Indenture dated as of August 17, 1984 (the "1984 Indenture"). The 1985-A Series Debentures are governed by an Indenture dated as of August 13, 1985 (the "1985 Indenture"). The 1986-A Series Debentures are governed by an Indenture dated as of August 11, 1986 (the "1986 Indenture"). The 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-B and
1987-A Series Debentures are governed by an Indenture dated as of August 10, 1987 (the "1987 Indenture"). The 1988-A Series Debentures are governed by an Indenture dated as of August 30, 1988 (the "1988 Indenture (1980 Plan)"). The 1989-A Series Debentures are governed by an Indenture dated as of August 22, 1989 (the "1989 Indenture (1980 Plan)"). The 1984, 1985,
1986, 1987, 1988 (1980 Plan) and 1989 (1980 Plan) Indentures were amended by Supplemental Indentures dated November 14, 1991. The 1984, 1985, 1986, 1987, 1988 (1980 Plan) and 1989 (1980 Plan) Indentures are all between the Company and Deposit Guaranty National Bank, as Trustee (the "Trustee"), One Deposit Guaranty Plaza, Jackson, Mississippi 39201. The Trustee also serves as a registrar for the Company's Common Stock and engages in commercial banking transactions with the Company in the ordinary course of business.

             The twelve series of debentures created for issuance pursuant to debenture options under the 1980 Plan have the following maturity dates:

            Debenture Series                   Maturity Date
            ----------------                   -------------

                    1982-A                         August 8, 1992
                    1982-B                         August 12, 1992
                    1982-C                         September 2, 1992
                    1982-D                         August 31, 1992
                    1983-A                         August 7, 1993
                    1984-A                         August 16, 1994
                    1984-B                         August 16, 1994
                    1985-A                         August 12, 1995
                    1986-A                         August 10, 1996
                    1987-A                         August 9, 1997
                    1988-A                         August 29, 1998
                    1989-A                         August 21, 1999

             In certain circumstances described below, the 1980 Plan Debentures may be redeemed prior to their maturity date. The twelve debenture series will be subordinated generally to the Company's other indebtedness, except that they will rank equally with each other and any other series of debentures created for issuance under the Plans. Interest on the 1980 Plan Debentures will be payable semi-annually on January 1 and July 1 of each year.

             Subject to the conditions described herein, at any time more than six months after the date of grant of the applicable 1980 Plan Debenture Option and prior to the redemption or payment thereof, each 1980 Plan Debenture will be convertible into fully paid and non-assessable shares of the Company's Preferred Stock at a conversion price as set forth in the following table:

                                       Convertible into                   Conversion Price
    Debenture Series                   Preferred Stock                    Per Share
    ----------------                   ---------------                    ----------------
            1982-A                     1982-A Series                           $ 7.375
            1982-B                     1982-B Series                             6.3125
            1982-C                     1982-C Series                             7.5625

                                       Convertible into                   Conversion Price
    Debenture Series                   Preferred Stock                    Per Share
    ----------------                   ---------------                    ----------------
            1982-D                     1982-D Series                             7.25
            1983-A                     1983-A Series                            12.8125
            1984-A                     1984-A Series                             9.50
            1984-B                     1984-B Series                             9.50
            1985-A                     1985-A Series                             8.6875
            1986-A                     1986-A Series                             5.875
            1987-A                     1987-A Series                            14.4375
            1988-A                     1988-A Series                            15.9375
            1989-A                     1989-A Series                            17.50

An amendment to the 1980 Plan, which was approved by the Company's stockholders in June 1990, authorizes the Board of Directors to determine the appropriate adjustments, if any, in the conversion prices specified above in the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which in the judgment of the Board of Directors, materially affects the value of the Company's shares. Any such adjustments to the conversion prices would be subject to appropriate amendments to the Indentures under which the Debentures have been issued, and, in order to effect an appropriate adjustment, to the authorization of additional shares of Series Stock (defined below) for issuance upon conversion of the Debentures. Each share of the Preferred Stock into which the 1980 Plan Debentures are convertible as described above will be immediately convertible into one share of Common Stock, subject to adjustment in certain events. See "Description of Convertible Preferred Stock."


                              1988 Plan Debentures

             The nine series of debentures created for issuance pursuant to debenture options under the 1988 Plan have been designated as the Company's 1988-1 Series Convertible Subordinated Debentures (the "1988-1 Series Debentures"), the Company's 1989-1 Series Convertible Subordinated Debentures (the "1989-1 Series Debentures"), the Company's 1989-2 Series Convertible Subordinated Debentures (the "1989-2 Series Debentures"), the Company's 1990-1 Series Convertible Subordinated Debentures (the "1990-1 Series Debentures"), the Company's 1990-2 Series Convertible Subordinated Debentures (the "1990-2 Series Debentures"), the Company's 1991-1 Series Convertible Subordinated Debentures (the "1991- 1 Series Debentures"), the Company's 1991-2 Series Convertible Subordinated Debentures (the "1991-2 Series Debentures"), the Company's 1992-1 Series Convertible Subordinated Debentures (the "1992-1 Series Debentures") and the Company's 1994- 1 Series Convertible Subordinated Debentures (the "1994-1 Series Debentures"). The 1988-1 Series Debentures, the 1989-1 Series Debentures, the 1989-2 Series Debentures, the 1990-1 Series Debentures, the 1990-2 Series Debentures, the 1991-1 Series Debentures, the 1991-2 Series Debentures, the 1992-1 Series Debentures and the 1994-1 Series Debentures are hereinafter referred to collectively as the "1988 Plan Debentures." The Company has authorized the issuance, pursuant to the exercise of debenture options, of an aggregate principal amount of $177,375 of 1988-1 Series Debentures, $787,500 of 1989-1 Series Debentures, $151,937.50 of 1989-2 Series Debentures, $1,518,000 of 1990-1 Series Debentures, $103,125 of 1990-2 Series Debentures, $1,520,937.50 of 1991-1 Series Debentures, $102,437.50 of 1991-2 Series
Debentures, $85,937.50 of 1992-1 Series Debentures, and $21,312.50 of 1994-1
Series Debentures.

             As of December 31, 1994, the total amount of 1988 Plan Debentures available for exercise or conversion, or both, were as follows:


                                        Amount                    Amount Exercised
Debenture Series                      Outstanding                  but not Converted
- ----------------                      -----------                 ------------------

    1988-1                         $  161,250.00                     $  16,125.00
    1989-1                            787,500.00                             0.00
    1989-2                            138,125.00                        13,812.50
    1990-1                            836,000.00                       242,000.00
    1990-2                             93,750.00                         9,375.00
    1991-1                            755,562.50                       122,656.25
    1991-2                             93,125.00                         9,312.50
    1992-1                             78,125.00                         7,812.50
    1994-1                             21,312.50                             0.00

             The 1988-1 Series Debentures are governed by an Indenture dated as of November 29, 1988 (the "1988 Indenture (1988 Plan)"), the 1989-1 Series Debentures are governed by an Indenture dated as of August 22, 1989 (the "1989-1 Indenture (1988 Plan)"), the 1989-2 Series Debentures are governed by an Indenture dated as of November 10, 1989 (the "1989-2 Indenture (1988
Plan)"), the 1990-1 Series Debentures are governed by an Indenture dated as of August 27, 1990 (the "1990-1 Indenture (1988 Plan)"), the 1990-2 Series Debentures are governed by an Indenture dated as of November 9, 1990 (the "1990-2 Indenture (1988 Plan)"), the 1991-1 Series Debentures are governed by an Indenture dated as of August 27, 1991 (the "1991-1 Indenture (1988 Plan)"), the 1991-2 Series Debentures are governed by an Indenture dated as of November 15, 1991 (the "1991-2 Indenture (1988 Plan)"), the 1992-1 Series Debentures are governed by an Indenture dated as of November 13, 1992, (the "1992-1 Indenture (1988 Plan)"), and the 1994-1 Series Debentures are governed by an Indenture dated as of November 14, 1994, (the "1994-1 Indenture (1988 Plan)"), all between the Company and Deposit Guaranty National Bank, as Trustee (the "Trustee"), One Deposit Guaranty Plaza, Jackson, Mississippi 39201. In addition, the Trustee serves as a registrar for the Company's Common Stock and engages in commercial banking transactions with the Company in the ordinary course of business. The 1988-1 Indenture, 1989-1 Indenture, 1989-2 Indenture, 1990-1 Indenture, 1990-2 Indenture and 1991-1 Indenture were amended by Supplemental Indentures dated November 14, 1991.

             The 1988-1 Series Debentures, the 1989-1 Series Debentures, the 1989-2 Series Debentures, the 1990-1 Series Debentures, the 1990-2 Series Debentures, the 1991-1 Series Debentures, the 1991-2 Series Debentures, the 1992-1 Series Debentures and the 1994-1 Series Debentures will mature on November 28, 1998, August 21, 1999, November 9, 1999, August 26, 2000, November 8, 2000, August 26, 2001, November 14, 2001, November 12, 2002, and November

13, 2004, respectively. In certain circumstances described below, the 1988 Plan Debentures may be redeemed prior to their due date. The 1988-1, 1989-1, 1989-2, 1990-1, 1990-2, 1991-1, 1991-2, 1992-1 and 1994-1 Series Debentures
will be subordinated generally to the Company's other indebtedness, except that they will rank equally with each other and any other series of debentures created for issuance under the 1988 Plan and all other series of debentures created for issuance under the 1980 Plan. Interest on the 1988 Plan Debentures will be payable semiannually on January 1 and July 1 of each year.

             Subject to the conditions described herein, at any time more than six months after the date of grant of the applicable 1988 Plan Debenture Option and prior to the redemption or payment thereof, the 1988-1 Series Debentures will be convertible at the Conversion Price of $16.125 per share into fully paid and non-assessable 1988-1 Series Convertible Preferred Stock, the 1989-1 Series Debentures will be convertible at the Conversion Price of $17.50 per share into fully paid and non-assessable 1989-1 Series Convertible Preferred Stock, the 1989-2 Series Debentures will be convertible at the Conversion Price of $13.8125 per share into fully paid and non-assessable 1989-2 Series Convertible Preferred Stock, the 1990-1 Series Debentures will be convertible at the Conversion Price of $11.00 per share into fully paid and non- assessable 1990-1 Series Convertible Preferred Stock, the 1990-2 Series Debentures will be convertible at the Conversion Price of $9.3750 per share into fully paid and non-assessable 1990-2 Series Convertible Preferred Stock, the 1991-1 Series Debentures will be convertible at the Conversion Price of $9.8125 per share into fully paid and non-assessable 1991-1 Series Convertible Preferred Stock, the 1991-2 Series Debentures will be convertible at the Conversion Price of $9.3125 per share into fully paid and non-assessable 1991-2 Series Convertible Preferred Stock, the 1992-1 Series Debentures will be convertible at the Conversion Price of $7.8125 per share into fully paid and non-assessable 1992-1 Series Convertible Preferred Stock and the 1994-1 Series Debentures will be convertible at the conversion price of $21.3125 per share into fully paid and non-assessable 1994-1 Series Convertible Preferred Stock. An amendment to the 1988 Plan, which was approved by the Company's stockholders in June 1990, authorizes the Board of Directors to determine the appropriate adjustments, if any, in the conversion prices specified above in the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which in the judgment of the Board of Directors, materially affects the value of the Company's shares. Any such adjustments to the conversion prices would be subject to appropriate amendments to the Indentures under which the Debentures have been issued, and, in order to effect an appropriate adjustment, to the authorization of additional shares of Series Stock for issuance upon conversion of the Debentures. Each share of the Preferred Stock will be convertible immediately into one share of Common Stock, subject to adjustment in certain events. See "Description of Convertible Preferred Stock."


             Provisions Applicable to Both the 1980 Plan Debentures
                          and the 1988 Plan Debentures

             The 1980 Plan Debentures and the 1988 Plan Debentures are hereinafter referred to collectively as the "Debentures." The following paragraphs discuss provisions applicable to Debentures issued under either Plan. The Debentures will bear interest at a floating rate of 1% less than the rate publicly announced as its prime rate by Deposit Guaranty National Bank in Jackson, Mississippi, but not more than the maximum legal rate permitted under the law. Mississippi usury law permits interest at 15% on Debentures with a principal amount exceeding $2,500 and 10% on Debentures in smaller amounts. Also, a provision of the Mississippi law permits interest on Debentures in any principal amounts at 5% above the Federal Reserve Bank's discount rate (4.75% at December 30, 1994). There is no usury limit on Debentures issued between July 1, 1986 and June 30, 1987 with a principal amount exceeding $125,000. There is no usury limit on Debentures issued between July 1, 1987 and June 30, 1988 with a principal amount exceeding $75,000. There is no usury limit on Debentures issued from and after July 1, 1988 with a principal amount exceeding $25,000. The Company expects that the formula interest rate of the Debentures will remain in compliance with the applicable usury rate, particularly in the case of Debentures in amounts exceeding $2,500, because of the usury ceilings applicable to Deposit Guaranty National Bank in establishing its prime rate. The Company also believes that there is a sound legal basis for not treating the right to convert the Debentures into Common Stock as constituting additional interest for purposes of the Mississippi usury law. Accordingly, the Company intends to treat the conversion right as not being interest subject to the Mississippi usury law.

             Amendments to the 1980 and 1988 Plans approved by the stockholders in November, 1991 changed the six-month holding period before a debenture can be converted into Preferred Stock so that such holding period now begins on the date a debenture option is granted, rather than on the date a debenture is purchased upon exercise of a debenture option. The Plans were further amended by the Board of Directors to provide that administrative responsibilities relating to the Plans be handled by a committee composed of outside directors. Furthermore, the Company entered into Supplemental Indentures with Deposit Guaranty National Bank to reflect the change in the debenture holding period and to require that Preferred Stock issuable upon conversion of a debenture will not be transferable except in certain situations. These amendments and resulting Supplemental Indentures reflect the amended rules, effective May 1, 1991, promulgated by the SEC under Section 16 of the Securities Exchange Act of 1934.

             A participant generally may not sell, assign, transfer, pledge or otherwise hypothecate a Debenture except by will or intestate succession. With the Company's consent, however, participants may pledge Debentures as security for loans which will provide all or a part of the financing necessary to purchase the Debentures. If a participant makes a permitted pledge of a Debenture, the conversion privilege will not be exercisable during such time as the Debenture is pledged. Upon notice from the participant and the lender to which the Debenture was pledged that the Debenture has been released from the pledge, the conversion privilege will again be exercisable. If a participant sells, assigns, transfers, pledges or otherwise hypothecates a Debenture in a manner not permitted under the Indenture or if a party forecloses on a permitted pledge, the conversion right will permanently cease to exist. Should the conversion right of a Debenture so terminate, the Company has the option, but not the obligation, to prepay that Debenture.

             Debentures may be converted in whole or in part but no partial conversion will be permitted if, following conversion, the remaining principal amount of the Debenture would be less than $1,000. Shares of Series Stock will be issued upon conversion of Debentures in whole shares only. If more than one Debenture of the same series is surrendered for conversion at one time by the same holder, the number of whole shares issuable upon conversion will be computed upon the basis of the aggregate principal amount of such Debentures (or portions thereof specified for conversion) so surrendered. Any fractional interest in a share otherwise deliverable upon conversion will be settled by payment in the form of a check or cash equal to the product obtained by multiplying the applicable Conversion Price per share times such fractional interest.

             The Company may redeem the entire series of the 1984-A Series Debentures or all or any part of the 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-B, 1985-A, 1986-A, 1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or
1992-1 Series Debentures on any January 1 or July 1 upon mailing a notice of redemption not less than 12 nor more than 18 months prior to the date fixed for such redemption to the holders of the Debentures to be redeemed at their last registered addresses. Except as provided below, if only a part of the 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-B, 1985-A, 1986-A, 1987-A, 1988-A, 1989-A,
1989-1, 1990-1, 1991-1 or 1992-1 Series Debentures is to be redeemed, the Company will specify the amount to be redeemed, and the Trustee will select the particular Debentures to be redeemed, using a method the Trustee deems fair and appropriate, which may provide for the selection for redemption of portions of the principal amount of such Debentures. If a holder of a 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-B, 1985-A, 1986-A, 1987-A, 1988-A, 1989-A, 1989-1,
1990-1, 1991-1 or 1992-1 Series Debenture is not employed by an Eligible Employer, the Company may designate for redemption any of such series of Debentures owned by such person, regardless of whether the Company redeems any other of such series of Debentures at the same time. If the Company calls for redemption the 1982-A, 1982- B, 1982-C, 1982-D, 1983-A, 1984-B, 1985-A, 1986-A,
1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or 1992-1 Series Debentures
issued pursuant to the 1988 Plan, the Company may also redeem all of the 1988-1, 1989-2, 1990-2, 1991-2, 1992-1 and 1994-1 Series Debentures held by
Outside Directors on any January 1 or July 1 upon mailing a notice of redemption not less than 12 nor more than 18 months prior to the date fixed for such redemption to the holders of the 1988 Plan Debentures to be redeemed at their last registered addresses. Each Debenture is redeemable for its principal amount together with accrued interest to the date fixed for redemption. Purchasers may convert their Debentures at any time prior to the close of business on the redemption date, subject to the limitations on conversion privileges described above. A holder may redeem a Debenture at its principal amount plus accrued interest on any January 1 or July 1 more than one year after issuance of the Debenture.

             In the event that the Company enters into certain merger transactions, becomes a party to a consolidation, or transfers all or substantially all of its assets to another company, a supplemental Indenture will be executed to provide that the holder of each Debenture then outstanding may convert such Debenture into the kind and amount of shares of stock, cash or property receivable upon the merger, consolidation, or transfer by a holder of the number of shares of the applicable series of the Company's Convertible Preferred Stock issuable upon conversion of such Debenture if such shares of Preferred Stock had been outstanding immediately prior to such merger, consolidation or transfer.

             Each Indenture under the 1988 Plan and under the 1980 Plan may be amended to modify the rights of holders of the respective series of Debentures covered thereby or otherwise modify the terms of such Indenture with the consent of the Company, the Trustee and the holders of not less than 66 2/3% in aggregate principal amount of the respective series of Debentures covered thereby, except that the maturity date, the rate and time of payment for interest, the conversion rights and certain other specified terms may not be modified without the consent of all affected holders of the respective series of Debentures covered thereby.

             Each Indenture defines an "Event of Default" as: (a) any default in the payment of interest which continues for 30 days after the due date; (b) any default in the payment of principal when due on the Debentures covered thereby; (c) failure by the Company to observe or perform any of its other covenants and agreements in the Debentures covered thereby or in such Indenture which continues for 60 days after specific written notice of such failure has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of the Debentures covered thereby;
(d) certain events of default that cause other indebtedness of the Company to be accelerated and which are not cured or otherwise remedied within specified times; and (e) certain events of bankruptcy of the Company. Upon the happening and during the continuance of an Event of Default, the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures covered thereby may declare the principal and accrued interest on all Debentures covered thereby to be due and payable immediately. The holders of a majority in aggregate principal amount of the outstanding Debentures of the series so affected will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, but the Trustee, subject to its obligation to exercise such of the rights and powers vested in it by each Indenture and to use the same degree of care and skill in their exercise or use as a prudent man would exercise or use under the circumstances in the conduct of his own affairs, may decline to follow any such direction if the Trustee in good faith determines that the proceedings so directed would involve it in a personal liability or be in conflict with any law or provision of such Indenture. The Company is required by each Indenture to deliver annually to the Trustee a certificate from appropriate officers certifying that, to the best of their knowledge, the Company has satisfied all of its obligations under such Indenture during the preceding fiscal year.

             In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy, or in the event that any Debenture is declared due and payable before its expressed maturity for any reason, then the holders of Senior Indebtedness (as defined below) then outstanding shall be entitled to receive payment in full of all such Senior Indebtedness before the holders of the Debentures are entitled to receive any payment on account of principal or interest upon the Debentures.

             No payment of principal or interest will be made on the Debentures during any period that any Senior Indebtedness has matured and has not been paid in full, refunded or replaced by new indebtedness.

             Senior Indebtedness is defined in each Indenture as the principal and unpaid interest on (a) indebtedness for money borrowed (other than the Debentures) for the payment of which the Company is responsible or liable, whether outstanding on the date of execution of such Indenture or thereafter created, incurred, assumed, or guaranteed, unless in the instrument creating or evidencing the same or pursuant to which the same is created provides that such indebtedness is not superior in right of payment to the Debentures, and (b) renewals, extensions, and deferrals of any such indebtedness. The Indentures do not contain any limitations on the amount of Senior Indebtedness which may be hereafter incurred by the Company. At June 30, 1994, the Company had outstanding or guaranteed approximately $103,480,000 of indebtedness which would constitute Senior Indebtedness under the Indentures.

             By reason of such subordination, in the event of the Company's insolvency, certain general creditors of the Company may recover more ratably than holders of the Debentures.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

             The Company is authorized to issue up to 20,000,000 shares of Preferred Stock in one or more series (the "Preferred Stock"), and the Board is authorized to determine the form, class, series and amounts in which the Preferred Stock shall be issued; the price or prices (not less than par) at which such stock shall be sold; the dividend rights, conversion rates, conversion prices, par value, voting privileges, redemption prices, maturity dates, and any other terms and conditions relative to the issuance of the Preferred Stock. Pursuant to this authority, the Board has established the 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-A, 1984-B, 1985-A, 1986-A, 1987-A,
1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1, 1990-2, 1991-1, 1991-2, 1992-1
and 1994-1 Series Convertible Preferred Stock for issuance in connection with the Plans and has authorized the issuance of such Preferred Stock as follows: up to 42,600 shares of the 1982-A Series, 195,200 shares of the 1982-B Series, 33,200 shares of the 1982-C Series, 14,500 shares of the 1982-D Series, 51,000 shares of the 1983-A Series, 136,500 shares of the 1984-A Series, 5,000 shares of the 1984-B Series, 109,700 shares of the 1985-A Series, 195,000 shares of the 1986-A Series, 97,000 shares of the 1987-A Series, 156,000 shares of the 1988-A Series, 11,000 shares of the 1988-1 Series, 103,000 shares of the 1989-A Series, 45,000 shares of the 1989-1 Series, 11,000 shares of the 1989-2 Series, 138,000 shares of the 1990-1 Series, 11,000 shares of the 1990-2 Series, 155,000 shares of the 1991-1 Series, 11,000 shares of the 1991-2 Series, 11,000 shares of the 1992-1 Series and 1,000 shares of the 1994-1 Series upon conversion of, respectively, the 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-A, 1984-B, 1985-A, 1986-A, 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2,
1990-1, 1990-2, 1991-1, 1991-2, 1992-1 and 1994- 1 Series Debentures.

             The 1982-A, 1982-B, 1982-C, 1982-D, 1983-A, 1984-A, 1984-B,
1985-A, 1986-A, 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1, 1990-2,
1991-1, 1991-2, 1992-1 Series and 1994-1 Series Convertible Preferred Stock (sometimes referred to collectively as the "Series Stock") each has a par value of $1.00 per share and is entitled to a quarterly non-cumulative preferential dividend of $.05 per share, payable quarterly. Each share of Series Stock will be convertible immediately into one share of the Company's Common Stock, subject to adjustment in certain events. Amendments to the Plans adopted by the Company's stockholders in June 1990 authorized the Board of Directors to determine the appropriate adjustments, if any, to the number of shares of the Company's Common Stock issuable upon conversion of the Series Stock in the event of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which, in the judgment of the Board of Directors materially affects the value of the Company's shares subsequent to the grant of a regular debenture option or subsequent to the conversion of a stock option into a special debenture option.

             The Company will not issue fractional shares of Common Stock upon conversion of Series Stock. In lieu of such fractions, the Company will pay to the holder of Series Stock requesting conversion an amount in cash equal to the market value of such fraction at the time of such conversion, as determined by the Board.

             Any or all of the Series Stock outstanding at any time may be redeemed at the option of the Company in whole or in part at any time upon not less than 20 nor more than 60 days notice to the record holders at their last addresses as shown in the stock transfer records of the Company. The conversion right with respect to any shares called for redemption will be lost unless exercised no later than the day fixed for redemption. The redemption price per share (the "Redemption Price") for Series Stock will be as follows (plus in each case accrued and unpaid dividends per share on the respective series of stock to the date of redemption):


                                                                   Redemption
                     Series Stock                                Price Per Share
                     ------------                                ---------------
                     1982-A                                         $ 7.375
                     1982-B                                           6.3125
                     1982-C                                           7.5625
                     1982-D                                           7.25
                     1983-A                                          12.8125
                     1984-A                                           9.50
                     1984-B                                           9.50
                     1985-A                                           8.6875
                     1986-A                                           5.875
                     1987-A                                          14.4375
                     1988-A                                          15.9375
                     1988-1                                          16.125
                     1989-A                                          17.50
                     1989-1                                          17.50
                     1989-2                                          13.8125
                     1990-1                                          11.00
                     1990-2                                           9.3750
                     1991-1                                           9.8125
                     1991-2                                           9.3125
                     1992-1                                           7.8125
                     1994-1                                          21.3125

Under the Mississippi Business Corporation Act, no redemption could be made if the Company were insolvent or would be rendered insolvent by such redemption or if such redemption would reduce the Company's net assets below the aggregate amount payable to holders of shares having prior or equal rights to the Company's assets upon involuntary dissolution.

             Upon any voluntary or involuntary liquidation or dissolution of the Company, the holders of the Series Stock will be entitled to a liquidation preference equal to the Redemption Price for the appropriate series as set forth above, plus any declared but unpaid dividends on the respective series of stock, before any distribution of assets may be made to the holders of Common Stock or other shares junior to the Series Stock. After the holders of the Series Stock have received such amount, they may not participate in any remaining assets and surplus funds of the Company. If the amounts which holders of the Series Stock and any other series of Preferred Stock ranking equally as to distribution of assets are entitled to receive in any voluntary or involuntary liquidation or dissolution are not paid in full, the shares of Series Stock and such other series of Preferred Stock will share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of each such series are entitled are paid in full.

             Additional series of Preferred Stock may be created and shares thereof may be issued by the Company without any approval or action by the holders of the Series Stock being necessary, and such additional series of stock may rank equally with the Series Stock as to distribution of the Company's assets in the event of liquidation or dissolution.

             The holders of shares of Series Stock will not be entitled to vote except in certain circumstances as provided by the Mississippi Business Corporation Act. Holders of Series Stock do not have preemptive rights.


ITEM 5.  Interests of Named Experts and Counsel

             Legal matters, other than those relating to tax consequences, in connection with the securities covered by this Prospectus have been passed upon by J. Steve Chustz, General Counsel of the Company. Mr. Chustz also serves as General Counsel for various subsidiaries of the Company. As of January 30, 1995, Mr. Chustz beneficially owned 1,227 shares of the Company's Common Stock and 23,500 shares of the Company's Common Stock through the right to exercise Non- Qualified Stock Options.

             The consolidated financial statements and financial statement schedules of the Company and subsidiaries as of June 30, 1994 and 1993 and for each of the years in the three-year period ended June 30, 1994, which are incorporated herein by reference, have been incorporated herein in reliance upon the reports, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiaries issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.


ITEM 6.  Indemnification of Directors and Officers

             As permitted by Mississippi law, the stockholders of the Company, at the Annual Meeting of Stockholders on November 7, 1985, adopted a resolution providing for indemnification of officers, directors and employees. The 1985 resolution, which replaced a similar resolution adopted in 1970, generally clarifies and broadens the circumstances under which indemnity is provided by the

Company, and extends indemnification beyond directors and officers, to employees. It specifies standards of conduct required to be met to qualify for indemnity and establishes procedures for determining whether these standards are met. These standards require that the person to be indemnified either:
(a) be wholly successful, on the merits or otherwise, in any action or proceeding against such person or (b) otherwise establish that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in the case of any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Whether these standards are met will be determined by those directors or shareholders not involved in the matter at issue or by special legal counsel selected by the directors. In the case of any action or suit by or in the right of the Company, any person finally adjudged liable for gross negligence or willful misconduct in performing duties for the Company will not be entitled to indemnification unless a court determines that indemnification is proper under the circumstances. Advancement of expenses will be allowed upon receipt of an undertaking to repay should it ultimately be determined that an individual is not entitled to indemnity.

             The Company maintains officers and directors liability insurance against certain claims arising out of such persons' services to the Company. The Company has entered into Indemnification Agreements with certain of its officers and directors. These Indemnification Agreements provide for indemnification of such officers or directors in the circumstances and subject to the conditions set forth in the Company's 1985 resolution. The effect of the Indemnification Agreements is to add to the indemnification rights granted by the 1985 resolution as currently in effect a contractual right to such indemnification which cannot be terminated or altered by amendment of the 1985 resolution.


ITEM 7.  Exemption from Registration Claimed

             Not applicable.


ITEM 8.  Exhibits

4.1 Articles IV, VIII, IX and X of the Registrant's Articles of Incorporation, as amended, are included as part of Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1992, as amended by the Registrant's Form 8 filed with the Securities and Exchange Commission on October 21, 1992, and are incorporated herein by reference.

4.2 The Statements of Resolutions establishing the Registrant's 1994-1 Series Convertible Preferred Stock.

4.3          Articles II, V and VI of the Registrant's Bylaws are included in
             Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, and are incorporated herein by reference.

4.4 Indenture, dated as of November 14, 1994, between the Registrant and Deposit Guaranty National Bank, as Trustee, relating to the Registrant's 1994-1 Series Convertible Subordinated Debentures, including the Form of such Debentures.

4.5 Amended and Restated Rights Agreement between First Mississippi Corporation and Ameritrust Company National Association was filed as Exhibit 1 to the Registrant's Current Report on Form 8-K, dated February 28, 1989, and is incorporated herein by reference.

5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

24.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

24.2         Consent of KPMG Peat Marwick LLP.

25 Statement of Eligibility of Trustee (see Statement on Form T-1 filed concurrently with this Registration Statement).


ITEM 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on February 20, 1995.

                                                 FIRST MISSISSIPPI CORPORATION



                                                 BY: /s/ J. Kelley Williams
                                                     J. Kelley Williams,
                                                     President


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                 TITLE                              DATE
        ---------                                 -----                              ----
/s/ J. Kelley Williams                        Chairman of the Board              February 20, 1995
- ----------------------                        of Directors, President,
J. Kelley Williams                            Chief Executive Officer
                                              and Director


/s/ R. Michael Summerford                     Vice President and Chief           February 20, 1995
- -------------------------                     Financial Officer
R. Michael Summerford                         (Principal Financial
                                              Officer)


/s/ Troy B. Browning                          Controller                         February 20, 1995
- --------------------                          (Principal Accounting
Troy B. Browning                              Officer)



/s/ Richard P. Anderson                       Director                           February 20, 1995
- -----------------------
Richard P. Anderson


/s/ Paul A. Becker                            Director                           February 20, 1995
- ------------------
Paul A. Becker


/s/ James W. Crook                            Director                           February 20, 1995
- ------------------
James W. Crook



        SIGNATURE                                         TITLE                         DATE
        ---------                                         -----                         ----
/s/ James E. Fligg                            Director                           February 20, 1995
- ------------------
James E. Fligg

/s/ Robert P. Guyton                          Director                           February 20, 1995
- --------------------
Robert P. Guyton


/s/ Charles P. Moreton                        Director                           February 20, 1995
- ----------------------
Charles P. Moreton


/s/ Paul W. Murrill                           Director                           February 20, 1995
- -------------------
Paul W. Murrill


/s/ William A. Percy, II                      Director                           February 20, 1995
- ------------------------
William A. Percy, II


/s/ Maurice T. Reed, Jr.                      Director                           February 20, 1995
- ------------------------
Maurice T. Reed, Jr.

/s/ Leland R. Speed                           Director                           February 20, 1995
- -------------------
Leland R. Speed


/s/ R. Gerald Turner                          Director                           February 20, 1995
- --------------------
R. Gerald Turner




                              INDEX TO EXHIBITS

Exhibit
  No.                            Description
- -------                          -----------
4.1          Articles IV, VIII, IX and X of the Registrant's Articles of
             Incorporation, as amended, are included as part of Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended
             June 30, 1992, as amended by the Registrant's Form 8 filed with the Securities and Exchange Commission on October 21, 1992, and
             are incorporated herein by reference.

4.2          The Statements of Resolutions establishing the Registrant's 1994-1
             Series Convertible Preferred Stock.

4.3          Articles II, V and VI of the Registrant's Bylaws are included in
             Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, and are incorporated herein by reference.

4.4 Indenture, dated as of November 14, 1994, between the Registrant and Deposit Guaranty National Bank, as Trustee, relating to the Registrant's 1994-1 Series Convertible Subordinated Debentures, including the Form of such Debentures.

4.5          Amended and Restated Rights Agreement between First Mississippi
             Corporation and Ameritrust Company National Association was filed as Exhibit 1 to the Registrant's Current Report on Form 8-K, dated
             February 28, 1989, and is incorporated herein by reference.

5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

24.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

24.2         Consent of KPMG Peat Marwick LLP.

25 Statement of Eligibility of Trustee (see Statement on Form T-1 filed concurrently with this Registration Statement).

